FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust II Updates Recent Acquisitions Activity

ARC HT II’s Portfolio Now Totals Seven Properties Purchased for $46.2 Million

With $154.8 Million of Assets Under Executed Purchase and Sale Agreements, Expected Portfolio Will Total $201.0 Million

New York, New York, January 14, 2014 ˗ American Realty Capital Healthcare Trust II, Inc. (“ARC HT II”) announced today that its portfolio as of December 31, 2013 included seven properties located in seven states with 134,275 total rentable square feet representing a contract purchase price of $46.2 million, exclusive of closing costs. ARC HT II’s portfolio includes the recently closed acquisition of Greenville Health System Medical Office Building in Greenville, South Carolina which contained 21,603 rentable square feet and was acquired at a contract purchase price of $4.3 million, exclusive of closing costs.

ARC HT II also announced that it has approximately $154.8 million of targeted acquisitions under executed purchase and sale agreements, substantially all of which are expected to close during the first quarter of 2014. ARC HT II’s expected $201.0 million portfolio, assets would be comprised of: 82% medical office buildings; 9% seniors housing; 6% post-acute care; and 3% other healthcare real estate assets.

Thomas P. D’Arcy, ARC HT II’s Chief Executive Officer commented, “The entire American Realty Capital Healthcare team is incredibly excited with the progress we continue to make with ARC HT II. We have identified a broad pipeline of attractive investment opportunities which we look forward to adding to our strong existing asset base as we continue to grow our company.”

About ARC HT II

ARC HT II is a publicly registered, non-traded real estate investment trust (“REIT”) that intends to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with the taxable year ended December 31, 2013. Additional information about ARC HT II can be found on its website at www.thehealthcarereit2.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

From: Anthony J. DeFazio	For: Shawn P. Seale, CFO
DDCworks	American Realty Capital Healthcare Trust II, Inc.
tdefazio@ddcworks.com	sseale@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)